EXHIBIT 10.1

SUPPLEMENTAL INDENTURE

THIS SUPPLEMENTAL INDENTURE (this “Supplement”), dated as of November 30, 2007, is between ION Media Networks, Inc., a corporation duly organized under the laws of the State of Delaware (the “Company”), and The Bank of New York Trust Company, N.A., a national banking association, as Trustee (the “Trustee”).

Preliminary Statements

The Company and the Trustee are parties to that certain Indenture, dated as of August 3, 2007 (the “Indenture”), relating to the issuance of the Company’s 11% Series A Mandatorily Convertible Senior Subordinated Notes due 2013 (the “Series A Notes”). The Series A Notes were issued in connection with the exchange of certain securities of the Company pursuant to an Offer to Exchange and Consent Solicitation, dated June 8, 2007, as amended (the “Offer to Exchange”).

The Offer to Exchange contemplated that the Series A Notes would be mandatorily convertible into shares of Class D Common Stock in certain circumstances following the one-year anniversary of the Initial Issue Date. However, because of a drafting error, the Indenture provides that the conditions for mandatory conversion may be satisfied, and mandatory conversion of the Series A Notes triggered, on the one-year anniversary of the Initial Issue Date. The parties hereto wish to supplement the Indenture to cure the inconsistency between the terms of the Indenture and the terms of the Offer to Exchange.

Section 10.01(j) of the Indenture allows the Company and the Trustee to enter into a supplemental indenture without the consent of the Holders to cure any ambiguity, defect or inconsistency in the Indenture, provided such action will not adversely affect the Holders. The Company hereby represents that the changes contained herein are intended to cure the defect in the Indenture and will not adversely affect the Holders.

Capitalized terms used herein but not defined shall have the meanings ascribed thereto in the Indenture.

Agreement

In consideration of the purchase of the Securities by the Holders thereof, the parties hereto agree, for the benefit of each other and for the equal and ratable benefit of the Holders of the Securities, that the Indenture is hereby supplemented as set forth below.

The first clause of the definition of “Mandatory Conversion Event” in Section 1.01 of the Indenture, which currently reads as follows:

""Mandatory Conversion Event” means the later to occur of (a) the first anniversary of the Initial Issue Date or (b) the earlier to occur of:”

is deleted in its entirety and replaced with the following:

""Mandatory Conversion Event” means, after the first anniversary of the Initial Issue Date, the earlier to occur of:”.

The Trustee makes no representations as to the validity or sufficiency of this Supplement. The statements herein are deemed to be those of the Company and not of the Trustee.

This Supplement may be executed and delivered (including by facsimile transmission) in one or more counterparts, each of which when executed shall be deemed an original but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Supplement to be duly executed as of the date and year first written above.

ION MEDIA NETWORKS, INC.

By: /s/ Richard Garcia

Name:	Richard Garcia

Title: Senior Vice President and Chief Financial Officer

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee

By: /s/ Geraldine Creswell
Name: Geraldine Creswell
Title: Assistant Treasurer